Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Quarterly Revenue of $12.6 Million

Hackensack, NJ – September 13, 2023 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading global technology-enabled biotech that is transforming drug discovery through innovative AI-driven pharmaco-pheno-multiomic integration, today announced its financial results for its first quarter of fiscal 2024, ended July 31, 2023.

First Quarter and Recent Highlights:

•First quarter revenue of $12.6 million, a decline of 9%
•Strong quarterly bookings
•Hosting Scientific Symposium in Boston, MA on September 26th

Ronnie Morris, CEO of Champions, commented, “As outlined on our year-end earnings call, the down-turn in the economy, and specifically the biotech sector, was going to weigh on the Company into the start of our new fiscal year. While this is playing out as expected, demand for our services has remained strong and we’re beginning to see a positive trend in customer spending and a reduction in cancellations. Morris added, “our drug discovery initiative, operating under a wholly owned subsidiary, Corellia AI, continues to progress as we’re building therapeutic programs around two lead targets while other, new targets are being identified. We are actively engaged with investors in an effort to raise capital to support and accelerate these programs.”

David Miller, CFO of Champions, added, “As we indicated last quarter, the increase in study cancellations during fiscal year 2023 would lead to lower revenue in the first half of 2024, impacting profitability. As our bookings grow and cancellations decline, we anticipate increasing quarterly revenue over the remainder of the year and gradually improving financial performance.”

First Fiscal Quarter Financial Results

Exhibit 99.1

Total revenue for the first quarter of fiscal 2024 was $12.6 million compared to $13.7 million for the same period last year, a decrease of 8.6%. The decline in revenue resulted from customer cancellations during fiscal year 2023 which led to lower revenue conversion in our first quarter. Total costs and operating expenses for the first quarter of fiscal 2024 were $15.1 million compared to $14.0 million for the first quarter of fiscal 2023, an increase of $1.1 million or 7.7%.

For the first quarter of fiscal 2024, Champions reported a loss from operations of $2.6 million, including $423,000 in stock-based compensation and $445,000 in depreciation and amortization expenses, compared to a loss from operations of $284,000, inclusive of $206,000 in stock-based compensation and $528,000 in depreciation and amortization expenses, in the first quarter of fiscal 2023. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported an adjusted EBITDA loss of $1.7 million for the first quarter of fiscal 2024 compared to adjusted EBITDA of $450,000 in the first quarter of fiscal 2023.

Cost of oncology solutions was $7.7 million for the three-months ended July 31, 2023, an increase of $632,000, or 9.0% compared to $7.1 million for the three-months ended July 31, 2022. The increase in cost of sales was primarily from outsourced lab services. For the three-months ended July 31, 2023, total gross margin was 38.8% compared to 48.7% for the three-months ended July 31, 2022. The lower margin resulted primarily from a higher expense base on lower revenue conversion percentages, with additional pressure stemming from the increase in outsourced services.

Research and development expense for the three-months ended July 31, 2023 was $2.8 million, a slight decrease of $94,000 or 3.3%, compared to $2.9 million for the three-months ended July 31, 2022. Approximately $1.2 million of the Company’s R&D expense was directed towards our target discovery program. Sales and marketing expense for both the three-months ended July 31, 2023 and July 31, 2022 was $1.7 million. General and administrative expense for the three-months ended July 31, 2023 was $2.9 million, an increase of $542,000, or 22.6%, compared to $2.4 million for the three-months ended July 31, 2022. The increase was primarily due to an increase in the provisions for bad debt and credit losses of approximately $160,000 and non-cash stock-based compensation expense.

Net cash used in operating activities was $4.0 million for the three-months ended July 31, 2023. The cash used in operating activities was primarily due to an increase in accounts receivable due to timing differences in the ordinary course of business and a decrease in deferred revenue as a result of study cancellations. Net cash used in investing activities was $670,000 from investment in additional lab and computer equipment. Net cash used in financing activities was $590,000 resulting from repurchases of common stock related to our stock buy-back program offset slightly by proceeds from options exercises.

The Company ended the quarter with cash and cash equivalents on hand of approximately $5.0 million. The Company has no debt.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its first quarter financial results. To participate in the call, please call 888-506-0062 (Domestic) or 973-528-0011 (International) and enter the access code 417178, or provide the verbal reference "Champions Oncology".

Exhibit 99.1
Full details of the Company’s financial results will be available by September 14, 2023 in the Company’s Form 10-Q at www.championsoncology.com.
* Non-GAAP Financial Information
See the attached Reconciliation of GAAP net loss to Non-GAAP net loss for an explanation of the amounts excluded to arrive at Non-GAAP net loss and related Non-GAAP loss per share amounts for the three months ended July 31, 2023 and 2022. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and Non-GAAP net loss per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings (loss) per share amounts as Non-GAAP net earnings (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings (loss) and Non-GAAP diluted earnings (loss) per share may differ from similarly named measures used by other companies and may not be applicable for the current reporting period.

About Champions Oncology, Inc.

Champions Oncology is a technology-driven research organization that develops innovative therapeutics against cancer targets, offers groundbreaking research software as a service, and provides end-to-end R&D services to biopharma organizations. Champions Oncology is actively engaged in the transformation of drug discovery through a novel approach of pharmaco-pheno-multiomic integration. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2023 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended July 31,
	2023	2022
Net loss - GAAP	$(2,566)	$(319)
Less:
Stock-based compensation	423	206
Net Loss - Non-GAAP	$(2,143)	$(113)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2023	2022
EPS – GAAP, basic and diluted	$(0.19)	$(0.02)
Less:
Effect of stock-based compensation on EPS	0.03	0.02
EPS - Non-GAAP, basic and diluted	$(0.16)	$—

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended July 31,
	2023	2022
Oncology services revenue	$12,561	$13,745
Cost of oncology services	7,684	7,052
Research and development	2,793	2,887
Sales and marketing	1,696	1,692
General and administrative	2,940	2,398
Loss from operations	(2,552)	(284)
Other income (loss)	14	(18)
Loss before provision for income taxes	(2,538)	(302)
Provision for income taxes	28	17
Net loss	$(2,566)	$(319)

Net loss per common share outstanding
basic	$(0.19)	$(0.02)
and diluted	$(0.19)	$(0.02)

Weighted average common shares outstanding
basic	13,506,782	13,522,433
and diluted	13,506,782	13,522,433

Condensed Consolidated Balance Sheets

	July 31, 2023	April 30, 2023
	(unaudited)
Cash and cash equivalents	$4,869	$10,118
Accounts receivable, net	8,948	8,011
Other current assets	1,105	1,328
Total current assets	14,922	19,457

Operating lease right-of-use assets, net	7,092	7,318
Property and equipment, net	7,373	7,186
Other long term assets	184	15
Goodwill	335	335
Total assets	$29,906	$34,311

Accounts payable and accrued liabilities	$7,850	$7,604
Current portion of operating lease liabilities	1,244	1,208
Other current liabilities	146	145
Deferred revenue	11,142	12,776
Total current liabilities	20,382	21,733

Non-current operating lease liabilities	7,107	7,391
Other Non-current Liability	514	551
Total liabilities	28,003	29,675

Stockholders’ equity	1,903	4,636
Total liabilities and stockholders’ equity	$29,906	$34,311

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended July 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(2,566)	$(319)
Adjustments to reconcile net loss to net cash used in operations:
Stock-based compensation expense	423	206
Operating lease right-of use assets	270	269
Depreciation and amortization expense	445	528
Allowance for doubtful accounts	162	—
Changes in operating assets and liabilities	(2,725)	(879)
Net cash used in operating activities	(3,991)	(195)

Cash flows from investing activities:
Purchases of property and equipment	(668)	(754)
Net cash used in investing activities:	(668)	(754)

Cash flows from financing activities:
Repurchases of common stock	(602)	—
Proceeds from the exercise of stock options	12	—
Net cash used in financing activities:	(590)	—

Net decrease in cash	(5,249)	(949)
Cash at beginning of period	10,118	9,007
Cash at the end of period	$4,869	$8,058